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                                                                 Exhibit 10.1.13

                              CONSULTING AGREEMENT


         This Consulting Agreement ("Agreement") made and entered into this 30th day of December, 1993, by and between PAUL D. FOSTER (hereinafter "Foster"), and TERRA INTERNATIONAL, INC. (hereinafter "Terra"), a Delaware corporation, having offices at 600 Fourth Street, Sioux City, IA 51101.

         1. Appointment. Terra hereby retains Foster, as of January 1, 1994, to provide marketing and consulting services as specified from time to time by Terra's President and Chief Executive Officer ("CEO"). Foster's appointment shall terminate on December 31, 1994.

         Unless specifically authorized in writing by Terra's CEO, Foster shall have no authority to enter into any agreements of any kind on Terra's behalf and shall not hold himself out as having such authority. Foster shall indemnify Terra for any claims, obligations or damages that Terra pays or becomes obliged to pay arising from any agreements entered into by Foster, whether written or oral, on behalf, or for the benefit of, Terra, other than those specifically authorized as set forth in the preceding sentence. Foster shall have no authority to spend, or commit to spend, funds on behalf of Terra. Terra's CEO or CEO's designee will determine and communicate to Foster all work priorities. Foster shall report to Terra's CEO or his designee.

         2. Relationship to Terra. Foster shall not be considered for any purposes an employee of Terra, its subsidiaries, or affiliated corporations. Foster agrees that he shall not hold himself out as an employee or officer of Terra, its subsidiaries, or affiliated corporations, to any person or entity. Foster agrees to accept exclusive liability for payment of any and all payroll taxes or contributions for unemployment insurance measured by the remuneration paid by Terra after January 1, 1994 under this Agreement. The parties agree that it is their intent, through this Agreement, to establish a relationship of client-independent contractor, and not that of employer-employee.

         3. Consulting Fee. Beginning January 1, 1994, Foster agrees to provide up to 50 days of consulting services as assigned by Terra's CEO or his designee. In return, shall compensate Foster $50,000 (Fifty Thousand Dollars), as follows:

                          Terra shall pay Foster $4,166.67 monthly for each
                 1994 calendar month.

                          All days in excess of 50 worked by Foster under this
                 Agreement shall be compensated at the rate of $1,000 (One Thousand Dollars) per day, and shall be reimbursed during December, 1994.

                          Total days worked shall be subject to approval in
                 advance by Terra's CEO or his designee. Foster shall submit a recap to Terra's CEO by the last day of each quarter setting forth all days worked.

         4. Travel Approval and Expenses. All travel or other expenses undertaken by Foster pursuant to this Agreement must be authorized in advance by Terra. Terra agrees to reimburse Foster for all reasonable expenses incurred by Foster. Terra's Administrative Policy Manual shall govern all aspects of Foster's undertaking and reimbursement of travel expenses.


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         5.      Performance of Services for Other Persons.  During the term of this agreement, Foster shall not consult or work for other persons, companies or organizations whose businesses significantly compete with Terra. For purposes of this section, companies or organizations that are small relative to Terra or who do not derive a major portion of their income from the sale or development of agricultural chemicals shall be deemed not to significantly compete with Terra. Foster shall advise Terra in writing of the name of each person or organization for whom he proposes to perform services during the term of this Agreement.

         6.      Term.     This Agreement shall commence on the 1st day of
January, 1994, and shall continue until December 31, 1994. Foster's confidentiality agreement set forth in Section 7 is a significant consideration for Terra entering into this Agreement and shall survive termination of this Agreement.

         7.      Confidentiality.

                 a. Foster acknowledges that he has seen, worked with, and had access to information relating to products owned or developed by Terra and its subsidiaries, label information, and other information relating to Terra's business not available to the general public ("Confidential Information"). The term "Confidential Information" shall include only information relating specifically to Terra's products or business not available to the general public and shall not include general, publicly-available information it being the intent of the parties that Foster may provide consulting services to third parties, so long as Foster does not disclose Confidential Information.

                 b. Foster agrees he shall not use the Confidential Information or his knowledge of Confidential Information for any purpose other than his employment with Terra or services provided to Terra under this Agreement, nor shall he disclose any Confidential Information to any third party or use or disclose the Confidential Information or his knowledge thereof in working for future clients or employers.

                 c. Foster agrees that at the conclusion of this Agreement, he shall promptly return all of the Confidential Information which may be in writing or other concrete form, including any drafts, working documents or reports containing Confidential Information.

         8. Other. This Agreement supersedes the agreement between Foster and Terra dated May 13, 1993 to the extent, and only to the extent, that the May 13, 1993 agreement relates to consulting services to be provided by Foster. However, all provisions of the May 13, 1994 agreement not related to consulting by Foster shall continue and shall not be affected by this Agreement.

                 In recognition whereof, the parties hereto do affix their signatures, on this 30th day of December, 1993.



TERRA INTERNATIONAL, INC.                    PAUL D. FOSTER

/s/ Burton M. Joyce                          /s/ Paul D. Foster
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Date                                         Date



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